EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Form S-3 (No. 333-106867) for the registration of 91,741 shares of HealthTronics Surgical Services, Inc.’s common stock and Registration Statements Form S-8 (No. 333-31820), Form S-8 (No. 333-43412), Form S-8 (No. 333-68292) and Form S-8 (No. 333-104403) pertaining to the HealthTronics Surgical Services, Inc. Stock Option Plan of our report dated February 25, 2004, except for Note 23, as to which the date is March 5, 2004, with respect to the consolidated financial statements and schedule of HealthTronics Surgical Services, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Atlanta, Georgia

March 12, 2004

/s/ Ernst & Young LLP